SUB-ITEM 77D: Policies with Respect to Security Investments


Effective October 1, 2009, the Loomis Sayles Disciplined Equity Fund
 (formerly, Loomis Sayles Research Fund) normally will invest at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities. Prior to any change to such policy adopted by the Board of Trustees of the Fund, the Fund will provide notice to shareholders as required by Rule 35d-1 under the 1940 Act, as such rule may be interpreted from time to time by the staff of the SEC.